THIS OPTION AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS OPTION
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS OPTION, THE SECURITIES ACQUIRED UPON THE EXERCISE HEREOF, NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND/OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS. AN OPINION OF COUNSEL MAY BE REQUIRED IN CONNECTION WITH A TRANSFER HEREOF OR OF SUCH UNDERLYING SECURITIES.




                         -------------------------------

                               PLANET411.COM INC.

                                     OPTION

                         -------------------------------

     This certifies that, for good and valuable consideration, PLANET411.COM INC., a Delaware corporation (including its permitted successor(s) and assign(s), the "Company"), grants to


                                 CASH CARD, INC.
                             (Name of Optionholder)


(including its successors and assigns in accordance herewith, the "Optionholder"), the right to subscribe for and purchase from the Company 76,896,851 validly issued, fully paid and nonassessable shares of common stock, par value US$0.001 per share (the "Common Stock"), of the Company (such shares underlying this Option, as adjusted from time to time in accordance with Section 6 hereof, being the "Option Shares") at a price per share equal to US$0.0780266 (such price, as adjusted from time to time in accordance with Section 6 hereof, being the "Exercise Price") until 5:00 p.m. Montreal Time on March 21, 2001 (as adjusted from time to time in accordance with Section 1.2 hereof, the "Expiration Date"), all subject to the other terms, conditions and adjustments herein set forth.

1. Duration and Exercise of Option; Limitation on Exercise; Payment of Taxes.

1.1 Duration and Exercise of Option. Subject to the terms and conditions set forth herein, the Option may be exercised, in whole but not in part, by the Optionholder by:

(a) the surrender of this Option to the Company, with a completed and duly executed Exercise Notice in the form attached hereto as Exhibit A during normal business hours on any business day prior to the Expiration Date; and

(b) the delivery of payment to the Company, for the account of the Company, of US$6,000,000, which amount is also referred to herein as the aggregate Exercise Price, for the Option Shares. Such delivery of the aggregate Exercise Price may be in the form of (1) cash, (2) a certified or bank cashier's check, (3) the conversion of all or any portion of the outstanding principal balance of that certain promissory note issued by the Company to Lender (as defined in Section 1.2(b)(1)) in connection with a US$500,000 working capital loan and other advances to be made thereunder (as such note may be amended, replaced or supplemented from time to time, the "Note"), or (4) the delivery to the Company of a letter of credit issued in favor of Cash Card, Inc. by a U.S. bank reasonably acceptable to the Company, in an amount at least equal to the aggregate Exercise Price. The Company agrees that such Option Shares shall be deemed to be issued to the Optionholder as the record holder of such Option Shares as of the close of business on the date on which this Option shall have been surrendered and payment made for the Option Shares as aforesaid.

1.2 Extension and Acceleration of Expiration Date.

(a) Upon the prior written agreement of the parties hereto, from time to time the Expiration Date shall be extended for a period not to exceed 90 days; provided, however, that in no event shall the Expiration Date be extended beyond October 24, 2001.

(b) Unless the Company provides written notice to Optionholder to the contrary, upon the occurrence of any of the following events, the Expiration Date shall be accelerated to the date immediately prior to the happening of any such event, and the rights of Optionholder hereunder shall be terminated, and this Option shall be of no force or effect:

     (1) Cash Card, Inc. (in its capacity as the lender/payee under the Note, "Lender") shall fail to provide the Company with an initial working capital loan in the amount of Five Hundred Thousand Dollars (US$500,000) (the "Working Capital Loan") within five business days of its acceptance and execution of this Option, which acceptance and execution shall not be unreasonably withheld or delayed;

     (2) Concurrently with the delivery of funds under the Working Capital Loan, Cash Card, Inc. shall fail to execute and deliver assignments in form reasonably acceptable to the Company relating to e-commerce contracts (the "Assigned Contracts") for implementation by the Company, which Assigned Contracts provide sufficient revenue to cover the Company's operating expenses;

     (3) Not later than January 31, 2001, subject to Lender's first determining that the results of its due diligence efforts are satisfactory (which determination shall be in Lender's sole discretion), Lender shall fail to provide the Company with additional lines of credit aggregating (exclusive of the Working Capital Loan) Three Million Dollars (US$3,000,000), to enable the Company to expand and fulfill its obligations under the Assigned Contracts; provided that any such determination by Lender shall be in good faith and provided further that if the results of Lender's due diligence efforts are unsatisfactory, Lender must provide a written explanation of the deficiencies and ten business days to cure any deficiencies found;

     (4) Any act of any party that is inconsistent with the Company's right to receive the proceeds of the Assigned Contracts, provided that the Company is not in default hereunder or under the Note and Cash Card Inc. (as Lender or in any other capacity) is not exercising its rights in connection therewith; and

     (5) Lender's failure to lend funds under the Note, provided that (i) the outstanding principal balance, after giving effect to a requested loan, does not exceed the amount specified in (3) above, and (ii) the Company is not in default under the Note or its agreements and covenants herein.

1.3 Limitations on Exercise. Notwithstanding anything to the contrary herein, this Option may be exercised only upon the delivery to the Company of any certificates or other documents (including without limitation representation letters) reasonably requested by the Company to satisfy the Company that the proposed exercise of this Option may be effected without registration under the Securities Act of 1933, as amended (the "Securities Act"). The Optionholder shall not be entitled to exercise this Option unless and until such certificates or other documents are delivered and reasonably acceptable to the Company. In the event that the Optionholder delivers payment of the Exercise Price pursuant to Section 1.1 in connection with a proposed exercise of this Option and the Company reasonably determines that no exemption from registration under the Securities Act is available for such exercise, then the Company shall promptly return such payment to the Optionholder and Optionholder shall be required to use its best efforts to effect a transfer of this Option to a person or entity to which the Company would be permitted to sell the Option Shares upon the exercise hereof in a valid private placement which does not require registration under the Securities Act.

1.4 Option Shares Certificate. A stock certificate or certificates for the Option Shares specified in the Exercise Notice shall be delivered to the Optionholder as soon as practicable after receipt of the Exercise Notice and receipt of payment of the aggregate Exercise Price.

1.5 Payment of Taxes. The issuance of certificates for Option Shares shall be made without charge to the Optionholder for any stock transfer or other issuance tax in respect thereto; provided, however, that the Optionholder shall be required to pay any and all taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Optionholder as reflected upon the books of the Company.

1.6 Transfer of Option.

(a) Subject to the other provisions of this Section 1.6, Optionholder shall have the right to transfer this Option in its entirety, but not in part, to any one person or entity.

(b) Upon surrender of this Option to the Company with a duly executed Assignment Form in the form attached hereto as Exhibit B and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Option of like tenor in the name of the assignee named in such Assignment Form, and this Option shall promptly be canceled. The Optionholder agrees that prior to any proposed transfer of this Option, such Optionholder shall give written notice to the Company of such Optionholder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and, if requested by the Company, shall be accompanied by certificates and/or other documentation (including representation letters) and a written opinion of legal counsel, which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of this Option may be effected without registration under the Securities Act. The Optionholder shall not be entitled to transfer this Option if such legal opinion is not acceptable to the Company or if such documentation is not provided.

(c) As a condition precedent to the transfer of this Option, at the request of the Company the proposed transferee Optionholder shall first be required to irrevocably appoint Keith Buck (hereinafter, "Attorney") its attorney with full power to execute and deliver in the name of and on behalf of such transferee Optionholder any notice, consent or approval with respect to any extension, amendment (including without limitation amendments that are material and/or adverse to the transferee Optionholder), supplement or rescission hereof. For greater certainty, the execution and delivery of any such notice, consent or approval by any person other than Attorney shall be of no force and effect. The parties acknowledge that such irrevocable appointment will be coupled with an interest and shall survive the death, incapacity or disability of the transferee Optionholder. Attorney may not transfer his interest under this Section 1.6(c) without the prior written consent of the Company.

2. Restrictions on Transfer; Restrictive Legends. Except as otherwise permitted by this Section 2, this Option shall (and any Option issued upon the transfer of or in substitution for this Option pursuant to Section 1.6 or Section 5 shall) be stamped or otherwise imprinted with a legend in substantially the following form:

     THIS OPTION AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS OPTION, THE SECURITIES ACQUIRED UPON THE EXERCISE HEREOF, NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND/OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS. AN OPINION OF COUNSEL MAY BE REQUIRED IN CONNECTION WITH A TRANSFER HEREOF OR OF SUCH UNDERLYING SECURITIES.

     Except as otherwise permitted by this Section 2, each stock certificate for Option Shares issued upon the exercise of this Option and each stock certificate issued upon any transfer of any such Option Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT

     PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND/OR SUCH LAWS. AN OPINION OF COUNSEL MAY BE REQUIRED IN CONNECTION WITH A TRANSFER HEREOF OR OF SUCH UNDERLYING SECURITIES.

     Notwithstanding the foregoing, the Optionholder may require the Company to issue an Option or a stock certificate for Option Shares, in each case without a legend, if either (i) such Option or such Option Shares, as the case may be, have been sold pursuant to an effective Registration Statement under the Securities Act or (ii) the Optionholder has delivered to the Company an opinion of legal counsel, which opinion shall be addressed to the Company and be reasonably satisfactory in form and substance to the Company's counsel, to the effect that such legend is not required with respect to such Option or such Option Shares, as the case may be.

3. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Optionholder that as of the date of issuance hereof:

3.1 Organization; Good Standing; Qualification and Power. Each of the Company and its subsidiaries (each, a "Subsidiary") (i) is duly organized, validly existing and in good standing in the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business, if any, as is now being conducted and as proposed to be conducted, to enter into this Agreement and the Note, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.2 Capital Stock; Securities. The authorized capital stock of the Company consists of 69,999,999 shares of Common Stock, of which (i) 26,037,876 shares of Common Stock are outstanding, (ii) 10,000,000 shares of preferred stock, par value US$0.001 per share, of which the Company agrees to designate one (1) as Series A Preferred Stock (as further described in Section 3.10 hereof) and will be issued to the Optionholder (or its permitted affiliates or associates) in connection herewith, and (iii) one share of Special Voting Stock, which evidences the right to 8,364,999 votes for each matter on which holders of Common Stock are entitled to vote. The Company has reserved 18,818,621 shares of Common Stock for issuance upon the exercise or conversion, as applicable, of Company Options, options issued outside of the Company option plans, Exchangeable Shares of 3560309 Canada Inc. and all other instruments entitling any party to acquire Common Stock heretofore issued by the Company. All currently outstanding shares of Company Stock are validly issued and outstanding, fully paid and non-assessable and not subject to statutory preemptive rights. Except as filed among the exhibits to the Company's registration statement on Form 10, as amended, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Company Stock to which the Company is a party or by which it is bound, or, to the best knowledge of the Company, among or between any persons other than the Company. All prior issuances of securities were made in compliance with and not in violation of all applicable Federal, state, local and foreign securities laws.

3.3 Authority; No Consents. The execution, entering into, delivery and performance by the Company of this Option and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, other than the stockholder approval contemplated in Section 3.7 with respect to increasing the Company's authorized share capital. This Option has been duly and validly executed and delivered by the Company, and this Option is the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, to the extent that enforceability may be limited by (a) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(b) principles of equity, regardless of whether such enforceability is considered a proceeding in law or equity. Neither the execution, delivery and performance of this Option nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any provision hereof or thereof will (A) conflict with, (B) result in a material violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any lien or encumbrance on or against any assets, rights or property of the Company or a Subsidiary under any term, condition or provision of (x) any material instrument or agreement to which the Company or a Subsidiary is a party, or by which the Company or any Subsidiary or any of their respective properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any governmental authority applicable to the Company or any Subsidiary or any of their respective properties, assets or rights, or (z) the Company's or any Subsidiary's Charter or by-laws, in each case to the extent that it would result in a Company Material Adverse Effect. No permit, authorization, consent or approval of or by, or any notification of or filing with, any governmental authority or other person is required in connection with the execution, delivery and performance by the Company of this Option or the consummation by the Company of the transactions contemplated hereby or thereby, except for such filings under applicable "blue sky" laws and any consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated hereby. As used herein, "Company Material Adverse Effect shall mean a material adverse effect on the business, condition (financial or otherwise), assets, properties, operations, results of operations, prospects, affairs or liabilities of the Company taken as a whole.

3.4 Litigation. Except as set forth on Schedule 3.4, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "Actions") pending, or to the best knowledge of the Company, threatened against the Company, whether at law or in equity, or before or by any Federal, state or provincial court, department, commission, board, bureau, agency or instrumentality ("Governmental Authority"), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or (iii) disputes with customers or vendors, in each such case, where it would reasonably be expected to result in a Company Material Adverse Effect. There are no Actions pending or, to the actual knowledge of the Company, threatened with respect to (A) the current employment by, or association with, the Company of any of the present officers or employees of or consultants to the Company (collectively, the "Designated Persons") or (B) the use, in connection with any business presently conducted or proposed to be conducted by the Company of any information, techniques or processes presently utilized or proposed to be utilized by the Company or any of the Designated Persons, that the Company or any of the Designated Persons are or would be prohibited from using as the result of a violation or breach of, or conflict with any agreements or arrangements between any Designated Person and any other person, or any legal considerations applicable to unfair competition, trade secrets or confidential or proprietary information.

3.5 Securities Filings. At the respective time of the filing of each of the Company's securities filing on Forms 10, 10-K and 10-Q with the Securities and Exchange Commission, each such filing (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, and (B) did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6 Option Shares. All Option Shares that are to be issued upon the exercise of this Option will, upon issuance, be validly issued, fully paid, and nonassessable, not subject to preemptive rights of any stockholder, and free from all liens and other encumbrances with respect to the issue thereof.

3.7 Reservation of Option Shares. Prior to the Expiration Date, but subject to the last sentence of this Section 3.7, the Company will at all times have authorized and reserved, and will have kept available free from preemptive rights (other than any granted to the Optionholder hereunder), a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Option. The Company shall use all commercially reasonable efforts to cause its stockholders to approve an increase in the Company's authorized share capital to permit the issuance of the Option Shares.

3.8 No General Solicitation. Neither this Option nor the Option Shares were offered or sold to Optionholder by any form of general solicitation or general advertising intentionally caused by or knowingly permitted by the Company.

3.9 Registration of Option Shares. Upon the later to occur of February 25, 2001, and the exercise in full of the Option granted hereunder in accordance herewith, the Company shall use all commercially reasonable efforts to cause the Option Shares to be registered on Form S-3 and to cause such registration statement to be declared effective by the Securities and Exchange Commission.

3.10 Certificate of Designation for Optionholder's Series A Preferred Stock. The rights, preferences, restrictions and limitations upon the Series A Preferred Stock shall be as set forth on Schedule 3.10 attached hereto and made a part hereof.

3.11 Reverse Split of Common Stock. The Company agrees to use all commercially reasonable efforts to approve, to cause its voting equity holders to approve, and thereafter to implement a three-to-one (3-to-1) reverse stock split upon the receipt of the Working Capital Loan and the Assigned Contracts.

3.12 Correction of Corporate Status Deficiencies. The Company agrees that if the registration of the shares of common stock issuable upon the exercise hereof under Section 3.9 is unsuccessful, or if the Company cannot meet the listing requirements of the Nasdaq SmallCap Market, then the Company shall use all commercially reasonable efforts to correct such deficiencies. Assuming the Optionholder has exercised this Option, the Company shall issue to the Optionholder shares of Common Stock having a market value equal to sixty percent (60%) of the cost to the Company of such commercially reasonable corrective measures (as determined based on the last reported sales price of the Common Stock prior to the delivery of such shares). Subject to the fiduciary duty of the Board of Directors, the Company shall approve all such corrective action.

3.13 Leak Out Agreement. The Company will use all commercially reasonable efforts to cause all affiliates (as defined in Rule 144 under the Securities
Act), all advisors and consultants on the Advisory Board, Optionholder, and all other persons who beneficially own (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) five percent (5%) or more of the total issued and outstanding Common

Stock to enter into a "Leak Out Agreement" in form reasonably acceptable to Optionholder and the Company. The Company and the Optionholder that the following terms are acceptable:

          (a) the party whose shares are subject to the Leak Out Agreement shall be permitted to sell up to 1,000 shares of Common Stock per month (without reference to transactions in any other month);

          (b) each signatory to a Leak Out Agreement, by its execution thereof, shall appoint as Attorneys-in-Fact the five members of a special committee to be designated by the Company (as to 2 members) and the Optionholder (as to 3 members), which committee shall act by majority and shall have the power and authority to modify the amount of Common Stock that can be sold per month as it reasonably deems to be in the best interest of the Company; and

          (c) the Leak Out Agreement shall have a term of one (1) year from the date of execution.

4 Representations, Warranties and Covenants of the Optionholder. The Optionholder represents, warrants and covenants to the Company that, as of the date hereof:

4.1 Organization; Good Standing; Qualification and Power. Optionholder (i) is duly organized, validly existing and in good standing in the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, to enter into this Option and to lend funds under the Note, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.2. Experience of Optionholder. Optionholder has such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks of acquiring this Option and purchasing the Option Shares, and has had access to, or has been furnished with, all such information as Optionholder considered necessary, has concluded that it is able to bear those risks.

4.3. Accredited Investor. Optionholder is an "accredited investor" as defined in Regulation D under the Securities Act.

4.4. Consulting with Own Advisers. Optionholder has consulted with its own legal, financial, accounting and tax advisors in connection with its acquisition of this Option and its potential purchase of the Option Shares.

4.5. Investment Purpose, etc. Optionholder is acquiring this Option and, upon exercise hereof, will purchase the Option Shares, as principal, for investment purposes only, for its own account and without a view to the distribution thereof in violation of the Securities Act. Optionholder has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, hypothecate, encumber, pledge or otherwise dispose of this Option or any of the Option Shares or any interest therein, and Optionholder is not engaged, nor does Optionholder plan to engage within the presently foreseeable future, in any discussion with any person relative to any such sale, transfer, hypothecation, encumbrance, pledge or other disposition.

4.6. No General Solicitation. To the knowledge of Optionholder, neither this Option nor the Option Shares were offered or sold to Optionholder by any form of general solicitation or general advertising.

4.7. Illiquid Investment. Optionholder understands that neither this Option nor the Option Shares have been registered under the Securities Act and that neither may be sold, transferred or otherwise disposed of without registration under the Securities Act and any state securities laws, or an exception therefrom (which may require an opinion of counsel be delivered to the Company), and that the certificate(s) evidencing this Option and the Option Shares may bear a legend(s) to that effect. In the absence of an effective registration statement covering the Option Shares or an available exemption from registration, the Option Shares may be required to be held indefinitely. Optionholder is aware that the Option Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all the conditions of that Rule are met.

4.8. Availability of Exemption. All action required to be taken on behalf of Optionholder prior to the offer or sale of this Option and the Option Shares has been taken under applicable US federal, state and foreign securities laws, and Optionholder has not taken, and will not take, any action, directly or indirectly, to cause the offer, sale and delivery of this Option or the Option Shares to Optionholder to fail to be exempt from the registration requirements of the Securities Act and any such other US federal, state and foreign securities laws.

5 Loss or Destruction of Option; Ownership of Option.

5.1 Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Option, the Company will execute and deliver a new Option of like tenor.

5.2 The Company may deem and treat the person in whose name this Option is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Option for registration of transfer.

6. Certain Adjustments.

6.1 At all times prior to the earlier of the Expiration Date and the exercise of this Option, the number of Option Shares purchasable upon exercise of this Option and the Exercise Price shall be subject to adjustment as follows:

(a) Stock Dividends. If at any time after the date of the issuance of this Option (i) the Company shall fix a record date for the issuance of any stock dividend payable in shares of Common Stock or (ii) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of subdivision or split up, as the case may be, the number of shares to be delivered upon exercise of this Option will be increased so that the Optionholder will be entitled to receive the number of shares of Common Stock that such Optionholder would have owned immediately following such action had this Option been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below in paragraph (g).

(b) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of the issuance of this Option shall have been decreased by a combination of the outstanding shares of

     Common Stock, then, immediately after the effective date of such combination, the number of shares of Common Stock to be delivered upon exercise of this Option will be decreased so that the Optionholder thereafter will be entitled to receive the number of shares of Common Stock that such Optionholder would have owned immediately following such action had this Option been exercised immediately prior to such combination, and the Exercise Price will be adjusted as provided below in paragraph (g).

(c) Reorganization, etc. If any capital reorganization of the Company, any reclassification of the Common Stock, any consolidation of the Company with or merger of the Company with or into any other person, or any sale or lease or other transfer of all or substantially all of the assets of the Company to any other person, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities or assets (whether such stock, other securities or assets are issued or distributed by the Company or another person) with respect to or in exchange for Common Stock, then, upon exercise of this Option, the Optionholder shall have the right to receive the kind and amount of stock, other securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of shares of Common Stock that such Optionholder would have been entitled to receive upon exercise of this Option had this Option been exercised immediately prior to such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.1.

(d) Distributions to All Holders of Common Stock. If the Company shall, at any time after the date of issuance of this Option, fix a record date to distribute to all holders of its Common Stock, any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (not including cash dividends or other distributions, whether paid from retained earnings of the Company or otherwise) or rights or warrants to subscribe for or purchase any of its securities, then the Optionholder shall be entitled to receive, upon exercise of the Option, that portion of such distribution to which it would have been entitled had the Optionholder exercised its Option immediately prior to the date of such distribution. At the time it fixes the record date for such distribution, the Company shall allocate sufficient reserves to ensure the timely and full performance of the provisions of this Section 6.1(d). The Company shall promptly mail by first class, postage prepaid, to the Optionholder, notice that such distribution will take place.

(e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued to the Optionholder in connection with the exercise of this Option. Instead of any fractional shares of Common Stock that would otherwise be issuable to the Optionholder, the Company will pay to the Optionholder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current fair market value per share of Common Stock, which the parties hereto agree is the last reported sale price on the day immediately preceding the event causing the adjustment under this Section 6.

(f) Carryover. Notwithstanding any other provision of this Section 6, no adjustment shall be made to the number of shares of Common Stock to be delivered to the Optionholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered.

(g) Exercise Price Adjustment. Whenever the number of Option Shares purchasable upon the exercise of this Option is adjusted, as herein provided, the Exercise Price payable upon the exercise of this Option shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Option Shares purchasable upon the exercise of the Option immediately prior to such adjustment, and of which the denominator shall be the number of Option Shares purchasable immediately thereafter.

6.2 Other Dilutive Events. In case any event shall occur as to which the provisions of Section 6.1 are not strictly applicable, but the failure to make any adjustment would not fairly protect the purchase rights represented by this Option in accordance with the essential intent and principles of such section, then, in each such case, the Company shall determine the adjustment, if any, on a basis consistent with the essential intent and principles established in
Section 6.1, necessary to preserve without dilution the purchase rights represented by this Option.

6.3 Notice of Adjustments. Whenever the number of Option Shares or the Exercise Price of such Option Shares is adjusted, as herein provided, the Company shall promptly mail by first class, postage prepaid, to the Optionholder (or if this Option is the result of a transfer, then to the Attorney), notice of such adjustment or adjustments and a certificate of the Company's Chief Financial Officer setting forth the number of Option Shares and the Exercise Price of such Option Shares after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

6.4 Effect of Failure to Notify. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice, pursuant to Section
6.3 shall not affect the legality or validity of the adjustment to the Exercise Price, the number of shares purchasable upon exercise of this Option or any transaction giving rise thereto.

7. Pre-emptive Rights.

7.1 Except for equity issuances as part of (A) any of the events contemplated in
Section 6.1(a), (B) stock or option grants to employees, advisors/consultants, directors and/or officers, or (C) securities issued in connection with a joint venture or strategic partnership, license, purchase or other strategic arrangement with a third party that is unaffiliated with either the Company or the Optionholder, the Company may not issue or sell any equity securities or any securities that are exchangeable for or convertible into any equity securities unless it offers such securities to the Optionholder in such amount as to enable the Optionholder to maintain his then current equity interest (by percentage) in the Company (as further described in the penultimate sentence in this paragraph). The Company shall give written notice of any such proposed issuance (including the number and description of securities being offered and the amount and nature of consideration for which they are being offered) to the Optionholder, and the Optionholder shall have seven (7) days from the date on which such notice is received to agree in writing to purchase the offered securities. If the Optionholder fails to respond to the notice within the seven
(7) business day period, the Optionholder shall be deemed to have declined to purchase any of the offered securities. If the Optionholder agrees to acquire the securities offered, the Optionholder must purchase the offered securities and pay for them in full concurrently with the closing of the offering of securities that gave rise to the Optionholder's rights hereunder. If no such closing takes place, then the right of the Optionholder to make such purchase shall be deemed forfeited. The Optionholder shall have the right to purchase up to the percentage of offered securities that equals the percentage of outstanding Common Stock (on a fully-diluted basis, calculated by reference to all then-outstanding options, warrants, convertible or exchangeable shares and convertible debt) to be purchased to such other offeree. To the extent that the Optionholder does not purchase any offered securities, the Company may sell them to third parties for a period of ninety (90) days after the expiration of the first seven (7) day period referred to above.

7.2 For purposes hereof, a person or entity shall have the rights described in
Section 7.1 with respect to particular Option Shares until it sells, transfers, assigns or otherwise conveys all or any portion of its right, title and/or interest in such Option Shares. Without limiting any of the other provisions hereof, if a holder of Option Shares effects a lawful private sale, transfer, assignment or other conveyance of Option Shares (i.e., not through a public offering and not on the exchange or through the quotation system on which the Company's Common Stock is then traded or quoted (the "Exchange")), the transferee of such Option Shares shall succeed to the preemptive rights of the transferor under Section 7.1 with respect to the particular Option Shares conveyed; provided, however, that the transferor must be conveying all of his or its right, title and interest in and to the Option Shares in connection therewith. For greater certainty, the preemptive rights granted under Section
7.1 with respect to the Option Shares shall terminate upon a public sale of the Option Shares or upon sale, transfer, assignment or other conveyance of Option Shares effected over the Exchange.

7.3 Notwithstanding anything to the contrary contained in this Section 7, the rights granted in this Section 7 shall terminate and be of no force and effect upon the earlier of (A) an underwritten public offering yielding gross proceeds to the Company of Twenty Million Dollars (US$20,000,000) or (B) the one (1) year anniversary of the issuance hereof. This provision shall survive the Expiration Date to the extent necessary, unless the Expiration Date is accelerated in accordance with Section 1.2(b).

8. Miscellaneous.

8.1 Entire Agreement. This Option constitutes the entire agreement between the Company and the Optionholder with respect to the matters contemplated hereby.

8.2 Binding Effects; Benefits. This Option shall inure to the benefit of and shall be binding upon the Company and the Optionholder and their respective legal representatives, successors and assigns, as applicable. Nothing in this Option, expressed or implied, is intended to or shall confer on any person other than the Company and the Optionholder, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Option.

8.3 Section and Other Headings. This section and other headings contained in this Option are for reference purposes only and shall not be deemed to be a part of this Option or to affect the meaning or interpretation of this Option.

8.4 Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

8.5 Further Assurances. Each of the Company and the Optionholder shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and documents as the Company or the Optionholder may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Agreement.

8.6 Notices. All notices and other communications required or permitted to be given under this Option shall be in writing and shall be deemed to have been duly given if delivered personally or sent by United States or Canadian first class mail, postage prepaid, to the parties hereto at the following addresses or to such other address as any party hereto shall hereafter specify by notice to the other party hereto:

          (a)  if to the Company, addressed to:

               Planet 411
               440 Rene Levesque Ouest

               Suite 401
               Montreal, PQ H2Z 1V7
               Attn:    Serge Bujold, President and Chief Executive Officer
               Telephone:       (514) 866-4638
               Facsimile:       (514) 866-5020

          (b)  if to the Optionholder, addressed to:

               Cash Card Inc.
               7175 SW 78th Avenue
               Portland OR 97223
               Attn: Keith Buck, President and Chief executive Officer
               Telephone: 503-246-6332
               Fax: 503-246-6436

Except as otherwise provided herein, all such notices and communications shall be deemed to have been received on the date of delivery thereof, if delivered personally, or on the third business day after the mailing thereof.

8.7 Severability. Any term or provision of this Option which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Option or affecting the validity or enforceability of any of the terms or provisions of this Option in any other jurisdiction.

8.8 Governing Law. This Option shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to such agreements made and to be performed entirely within such state.

8.9 No Rights or Liabilities as Stockholder. Nothing contained in this Option shall be determined as conferring upon the Optionholder any rights as a stockholder of the Company or as imposing any liabilities on the Optionholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

8.10 Amendment. Subject to Section 1.6(c), no amendment, supplement, modification or rescission hereof shall be binding upon the Optionholder or the Company unless agreed to in a written instrument signed by each.

8.11 Other Definitions.

(a) For purposes hereof, the term "Option" as used herein shall be deemed to include any Option issued in substitution or exchange for this Option, pursuant to Sections 1.6 or 5 or otherwise, unless the context shall indicate to the contrary.

(b) All references to "Dollars," "$," or "US$" herein shall mean United States Dollars.

                            [Signature Page is Next]

     IN WITNESS WHEREOF, each of the Company and the Optionholder have caused this Option to be signed by its duly authorized officer as of this 24 day of January, 2001.

                                  PLANET411.COM INC.



                                  By:      /s/ Serge Bujold
                                           -------------------------------------
                                  Name:    Serge Bujold
                                  Title:   President and Chief Executive Officer


                                  CASH CARD, INC.



                                  By:      /s/ Keith Buck
                                           -------------------------------------
                                  Name:    Keith Buck
                                  Title:   [Chief Executive Officer]

                                                                       EXHIBIT A

                             FORM OF EXERCISE NOTICE

     The undersigned registered owner of this Option hereby irrevocably exercises this Option into shares of Common Stock of Planet411.com Inc. (the "Company") in accordance with the terms of the Option, and directs that the shares issuable and deliverable upon such exercise, together with a check for fractional shares created by adjustments to this Option, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.



Dated:
                                             ------------------------------


                                             ------------------------------
                                                         Signature(s)

Fill in for registration of shares if to be delivered other than to and in the name of the registered holder:


------------------------------
           (Name)

------------------------------
      (Street Address)

------------------------------
   (City, State and Zip Code)

Please print name and address:


                                             ------------------------------
                                                 Social Security or other
                                             Taxpayer Identification Number

                                                                       EXHIBIT B

                                 ASSIGNMENT FORM

To assign this Option, fill in the form below: The undersigned hereby assigns and transfers all of its right, title and interest in and to this Option to


--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)



--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)



--------------------------------------------------------------------------------

and irrevocably appoints ___________________________________________________
its attorney in fact to transfer this Option on the books of the Company, with full power of substitution in the premises.


Date _________________  _____, 2001


                                     Your Signature:

Corporate name, if applicable:                                            , by



                                     -------------------------------------------
                                     (Sign exactly as name appears on the face
                                        of this Option)


Consent of Planet411.com Inc. indicated by the signature of an executive officer thereof, is required for the effective transfer of this Option.



----------------------------------------
Name:
Title:

                                  SCHEDULE 3.4

                               Litigation Schedule

Pending Litigation

o    Letter of Demand from Leger marketing Agreement under negotiation amount
     $55,486
o    Default Advice from EMC

     Payment schedule agreed conditional to the payment of $25,000 by January 31st 2001, amount $152,407. The agreement states a payment schedule of $50,000 per month until amount due is paid in whole.

                                  SCHEDULE 3.10

1. Number. The number of shares of preferred stock, par value $0.001 per share, that shall comprise the Series A Preferred Stock shall be One (1).

2. Voting. The holder of the Series A Preferred Stock shall be entitled to the notice prescribed in the Corporation's By-laws for votes by the Corporation's holders of Common Stock (assuming they were entitled to such vote) solely in connection with the matters below. Without the prior written consent of the holder of the share of Series A Preferred Stock (if issued and outstanding), the Corporation shall not approve:

          a. Any amendment or change to the rights, privileges or power of the Series A Preferred Stock;

          b. Any authorization, creation or issuance of shares of any class having rights or privileges superior to or on parity with the Series A Preferred Stock;

          c. Any increase or decrease in the authorized number of shares of Common Stock;

          d. Any amendment or waiver of any provisions of the Corporation's Certificate of Incorporation or By-laws that affect the rights of the stockholders;

          e. The merger, sale or solidation of the Corporation with another entity or the effectuation of any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed; or

          f.   The payment of any dividend on the Common Stock.

     The Series A Preferred Stock shall not vote together with the holders of any other class or series. Except as set forth above in this paragraph (2), the Series A Preferred Stock shall not be entitled to vote on or receive notice regarding any matter on which the Corporation's stockholders are entitled to vote.

3. Surrender of Share. The holder of the Corporation's Series A Preferred Stock shall surrender the share of such series to the Corporation, at which time the Corporation will cancel the share and destroy the share certificate evidencing same upon the offer and sale of securities by the Corporation in a registered public offering that yields gross proceeds to the Corporation of Twenty Million Dollars ($20,000,000). The Corporation shall provide notice to the holder of the Series A Preferred Stock at the address listed in the books and records of the Corporation promptly upon the completion of such a public offering. The failure to surrender the share (or share certificate) upon the sending of such notice by the Corporation shall not prevent the share (and share certificate) from thereafter becoming of no further force and effect, nor shall the holder thereof have any remaining rights by with respect thereto.

                               ADDENDUM TO OPTION


     Whereas, PLANET411.COM INC (the "Company") and CASH CARD INC. ("Optionholder") are parties to that certain Option dated as of January 24, 2001 (the "Option").

     Whereas Optionholder is in default under Sections 1.2 (b) (1) and (3) of the Option;

                                    AGREEMENT

A. It is agreed that Optionholder will cure the aforementioned defaults with respect to the initial Working Capital Loan in the amount of Five Hundred Thousand Dollars (US$500,000) to be advanced pursuant to Section 1.2(b)(1) of the Option in the following manner:

     (1) The Optionholder agrees, undertakes and commits to make payments in accordance with the following schedule:

          - On or before 5:00 p.m. Eastern Standard Time February 2, 2001, Optionholder shall cause its bank to wire a minimum of Fifty Thousand Dollars (US$50,000) in same day funds that are credited to the Company's account for value no later than 12:00 noon on February 5, 2001.

          - Optionholder shall cause its bank to wire the entire unpaid balance of the initial working capital loan of Five Hundred Thousand Dollars (US$500,000) on or before 12:00 noon on February 14, 2001.

     (2) Each advance received by the Company as part of the initial working capital loan will be evidenced by a receipt in form and substance reasonably acceptable to the parties. The obligation to repay the aggregate of such amounts shall be evidenced by the promissory note in face amount US$500,000 issued to Lender in connection with the Working Capital Loan.

B. With respect to the additional lines of credit aggregating Three Million Dollars (US$3,000,000) (exclusive of the Working Capital Loan) to be provided under Section 1.2(b)(3) of the Option,

     (1) Section 1.2(b)(3) is hereby deleted in its entirety and replaced with the following:

          "Lender shall fail to provide the Company on or before February 28, 2001, with additional lines of credit (and the advances thereunder if so requested) aggregating Three Million Dollars (US$3,000,000), which credit will enable the Company to expand and fulfill its obligations under the Assigned Contracts;"

     (2) If Optionholder shall fail to satisfy the terms and conditions of Section A.1 hereof, then, in the Company's sole discretion, the Company may declare Section

          B.1 immediately above to be null and void and of no effect as of February 1, 2001.

C. If Optionholder satisfies its obligations under the terms and conditions of Section A.1 above, then the Company hereby waives its right to accelerate the Expiration Date in connection with the defaults noted above only. This waiver shall have no effect on any other defaults by Optionholder, or to any future defaults of one or more of the same provisions.

D. A new section 8.12 is hereby inserted into the Option, which Section 8.12 shall read in its entirety as follows:

     Any waiver with respect to a default or failure to exercise its rights hereunder in connection therewith by the Company or by the Optionholder shall have no effect on any other defaults by the other or the rights of the non-defaulting party in connection therewith, nor shall it have any impact with respect to any future defaults of one or more of the same provisions or any exercise (or failure to exercise) any rights in connection therewith.

E. The parties acknowledge that this Addendum to Option is the "notice to the contrary" referred to in the introductory text of Section 1.2(b) of the Option.

F. Miscellaneous.

(1) All other terms and conditions of the Option not specifically referenced herein shall remain unchanged.

(2) All terms capitalized herein but not defined herein shall have the respective meanings set forth in the Option.

(3) All references in the Option to "this Option" shall be deemed to mean the Option as amended by this Addendum to Option.

(4) The provisions of Article 8 of the Option are hereby incorporated by reference herein as if set forth at length herein.


              [The remainder of this page intentionally left blank]

                                 SIGNATURE PAGE
                               ADDENDUM TO OPTION

Agreed and accepted by the parties this 1st day of February 2001


Planet411.com Inc.                              Cash Card, Inc.



By:  /s/ Serge Bujold                           By: /s/ Keith Buck
Name:    Serge Bujold                                   Name:  Keith Buck
Title:   President and CEO                              Title: President and CEO